Exhibit 99.1

Iteris Reports 18% Revenue Growth Year Over Year in Fiscal Fourth Quarter

Total Revenue of $30.9 Million Represents Quarterly Record for Company

SANTA ANA, Calif. – June 9, 2020 – Iteris, Inc. (NASDAQ: ITI), the global leader in smart mobility infrastructure management, today reported financial results for its fiscal fourth quarter and full year ended March 31, 2020.

Fiscal Fourth Quarter 2020 Financial Highlights

•	Record total revenue of $30.9 million, up 18% year over year
•	Total net bookings of $28.7 million, up 19% year over year
•	Total ending backlog of $67.2 million, up 21% year over year
•	GAAP net income of $0.2 million, or $0.01 per share, a $2.6 million, or $0.08 per share, improvement year over year
•	Non-GAAP net income of $1.8 million, or $0.04 per share, a $3.1 million, or $0.08 per share, improvement year over year

Fiscal Full Year 2020 Financial Highlights

•	Record total revenue of $114.1 million, up 15% year over year
•	Total net bookings of $121.9 million, up 14% year over year
•	GAAP net loss of $5.6 million, or ($0.14) per share, a $2.2 million, or $0.09 per share, improvement year over year
•	Non-GAAP net income of $1.2 million, or $0.03 per share, a $5.0 million, or $0.14 per share, improvement year over year

Management Commentary:

“Our record revenue for both the fiscal 2020 fourth quarter and full year demonstrates solid performance across all reporting segments and a critical inflection point for the company,” said Joe Bergera, president and CEO of Iteris. “Given the strength of our total net bookings and ending backlog, we anticipate further growth in revenue and profitability as we capture additional market share in the smart mobility infrastructure management market.

“Despite the many global disruptions from COVID-19, we continue to see favorable long-term, secular trends in the smart mobility infrastructure management market. Therefore, we look forward to introducing several exciting new product innovations, during our current fiscal 2021 year that began on April 1, 2020, which we expect to further enhance our market leadership and contribute to our financial results.”

GAAP Fiscal Fourth Quarter 2020 Financial Results

Total revenue in the fourth quarter of fiscal 2020 increased 18% to $30.9 million, compared with $26.1 million in the same quarter a year ago. This revenue increase was driven primarily by a 26% increase in Transportation Systems, a 10% increase in Roadway Sensors, and a 15% increase in Agriculture and Weather Analytics. The operations of Albeck Gerken, Inc. (“AGI”) contributed $2.5 million in revenue to the Transportation Systems segment in the quarter.

Operating expenses in the fourth quarter increased 13% to $13.9 million, compared with $12.3 million in the same quarter a year ago. This increase was primarily due to expenses related to the acquisition of AGI and retention costs for certain Agriculture and Weather Analytics employees. In connection with the AGI acquisition completed in July 2019, the company added general and administrative employees, which has increased its selling, general and administrative expenses in fiscal 2020.

Operating income in the fourth quarter was $0.1 million, compared with an operating loss of $2.5 million in the same quarter a year ago. Net income in the fourth quarter was $0.2 million, or $0.01 diluted per share, compared with a loss of $2.4 million, or $0.07 per share, in the same quarter a year ago.

GAAP Fiscal 2020 Full Year Financial Results

Total revenue in fiscal 2020 increased 15% to $114.1 million, compared with $99.1 million in fiscal 2019. The increase was driven primarily by a 16% increase in Transportation Systems, a 14% increase in Roadway Sensors, and a 15% increase in Agriculture and Weather Analytics year over year.

Operating expenses for fiscal year 2020 were $53.7 million, compared with $46.6 million for the previous year period. The increase was primarily due to expenses related to the acquisition of AGI, retention costs for certain Agriculture and Weather Analytics employees, and executive severance costs. In connection with the AGI acquisition completed in July 2019, the company added general and administrative employees, which has increased its selling, general and administrative expense in fiscal 2020.

Operating loss in fiscal 2020 was $6.0 million, compared with an operating loss of $8.0 million in fiscal 2019. Net loss in fiscal 2020 was approximately $5.6 million, or ($0.14) per share, compared with a net loss of approximately $7.8 million, or ($0.23) per share, in fiscal 2019.

Non-GAAP Fiscal Fourth Quarter 2020 Financial Results

In addition to results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the company has included the following non-GAAP financial measures: non-GAAP net income (loss) and non-GAAP basic and diluted net income (loss) per share. These non-GAAP financial measures exclude the following items: (a) stock compensation expense; (b) depreciation; (c) amortization; (d) the costs associated with the acquisition of AGI; (e) executive severance and transition costs; and (f) the estimated tax effect of the foregoing non-GAAP adjustments. A discussion of the company’s use of these non-GAAP financial measures is set forth below in the financial statements portion of this release under the heading “Non-GAAP Financial Measures and Reconciliation”, which also includes a reconciliation of such non-GAAP financial measures to their most comparable GAAP financial measures for the three and 12 months ended March 31, 2020 and 2019.

Non-GAAP net income in the fourth quarter was approximately $1.8 million, or $0.04 diluted per share, compared with a net loss of approximately $1.4 million, or ($0.04) per share, in the same quarter a year ago.

Non-GAAP Fiscal 2020 Full Year Financial Results

Non-GAAP net income in fiscal 2020 was approximately $1.2 million, or $0.03 diluted per share, compared with a net loss of approximately $3.7 million, or ($0.11) per share, in fiscal 2019.

Subsequent Event – Definitive Agreement to Sell Agriculture and Weather Analytics Segment

On May 4, 2020, Iteris announced that it had executed a definitive agreement to sell its Agriculture and Weather Analytics segment, composed of its ClearAg and ClearPath Weather product lines, to DTN, LLC, which is an operating company of TBG AG, a Swiss-based holding company. DTN is the leading independent provider of decision support solutions to global agriculture, oil and gas, and other weather-sensitive industries. Iteris will receive $12.0 million in total consideration in the all-cash transaction. The agreement includes normal working capital and other adjustments. Iteris will retain access to the weather and pavement data that it integrates into its market-leading transportation software products. Additionally, coincident with executing the definitive agreement, Iteris and DTN agreed to enter into a strategic partnership to pursue future joint opportunities in the global transportation market.

In conjunction with the sale, Iteris will take a restructuring charge in the range of $1.7 million to $1.9 million in the first quarter of fiscal year 2021, of which approximately 60% relates to the sale activities. The restructure includes separation costs for certain employees who will not transition to DTN and an additional 10 to 15 positions that are being eliminated to right-size the cost structure of the company. The annualized savings from the restructure charges, excluding those related to the sale, will be in the range of $1.2 million to $1.3 million.

Earnings Conference Call

Iteris will conduct a conference call today to discuss its fiscal fourth quarter and full year 2020 results.

Date: Tuesday, June 9, 2020

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Toll-free dial-in number: 1-800-367-2403

International dial-in number: +1 334-777-6978

Conference ID: 6698390

To listen to the live or archived webcast of the earnings call or to view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through June 16, 2020. To access the replay dial information, please click here.

About Iteris, Inc.

Iteris is the global leader in smart mobility infrastructure management – the foundation for a new era of mobility. We apply cloud computing, artificial intelligence, advanced sensors, advisory services and managed services to achieve safe, efficient and sustainable mobility. Our end-to-end solutions monitor, visualize and optimize mobility infrastructure around the world to help ensure that roads are safe, travel is efficient, and communities thrive. Visit www.iteris.com for more information and join the conversation on Twitter, LinkedIn and Facebook.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as "believes," "anticipates," "expects," "intends," "plans," "seeks," "estimates," "may," "will," "can," and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated demand and growth opportunities, conversion of bookings to revenue, the impact and success of new solution offerings, the Company’s recent acquisition, our future performance, growth and profitability, operating results, and financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary issues, spending and scheduling changes, funding constraints and delays, including in light of the COVID-19 pandemic; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; our ability to replace large contracts once they have been completed; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to achieve anticipated benefits from the sale of our Agriculture and Weather Analytics segment; difficulties and risks in restructurings; our ability to successfully complete and integrate acquired companies; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing product and service offerings; risks related to our ability to recruit and/or retain key talent; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments, and such competitors’ patent coverage and claims; any softness in the markets that we address; and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities, such as the COVID-19 pandemic, import/export tariffs, terrorist activities or armed conflicts in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC's website (www.sec.gov).

Iteris Contact

Douglas Groves
Senior Vice President and Chief Financial Officer

Tel: (949) 270-9643

Email: dgroves@iteris.com

Investor Relations
MKR Investor Relations, Inc.

Todd Kehrli

323-468-2300
iti@mkr-group.com

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,
	2020	2019
Assets
Cash and cash equivalents	$14,217	$7,071
Restricted cash	146	-
Short-term investments	11,556	1,935
Trade accounts receivable, net	17,569	16,929
Unbilled accounts receivable	10,352	6,487
Inventories	3,040	2,916
Prepaid expenses and other current assets	2,149	1,367
Total current assets	59,029	36,705
Property and equipment, net	1,942	1,965
Right-of-use assets	13,044	-
Intangible assets, net	6,137	3,286
Goodwill	20,590	15,150
Other assets	1,215	849
Total assets	$101,957	$57,955

Liabilities and stockholders' equity
Trade accounts payable	$8,355	$9,441
Accrued payroll and related expenses	8,441	6,536
Accrued liabilities	3,756	2,370
Deferred revenue	5,963	4,883
Total current liabilities	26,515	23,230
Long-term liabilities	12,315	670
Total liabilities	38,830	23,900
Stockholders' equity	63,127	34,055
Total liabilities and stockholders' equity	$101,957	$57,955

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
Product revenues	$13,735	$12,809	$55,007	$48,227
Service revenues	17,160	13,282	59,110	50,896
Total revenues	30,895	26,091	114,117	99,123
Cost of product revenues	7,640	8,224	30,266	28,434
Cost of service revenues	9,223	8,006	36,090	32,083
Total cost of revenues	16,863	16,230	66,356	60,517
Gross profit	14,032	9,861	47,761	38,606

Operating expenses:
Selling, general and administrative	11,348	10,311	44,383	38,471
Research and development	2,339	1,931	8,597	7,819
Amortization of intangible assets	230	84	757	275
Total operating expenses	13,917	12,326	53,737	46,565
Operating income (loss)	115	(2,465)	(5,976)	(7,959)

Non-operating income:
Other income, net	147	9	297	50
Interest income	80	39	229	129
Income (loss) before income taxes	342	(2,417)	(5,450)	(7,780)
Provision for income taxes	(125)	(15)	(160)	(36)
Net income (loss)	$217	$(2,432)	$(5,610)	$(7,816)

Net income (loss) per share:
Basic	$0.01	$(0.07)	$(0.14)	$(0.23)
Diluted	$0.01	$(0.07)	$(0.14)	$(0.23)

Weighted average shares outstanding:
Basic	40,662	33,358	39,012	33,266
Diluted	41,659	33,358	39,012	33,266

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway	Transportation	Ag & Weather	Iteris, Inc.
Three Months Ended March 31, 2020
Product revenues	$12,480	$1,255	$-	$13,735
Service revenues	104	15,074	1,982	17,160
Total revenues	$12,584	$16,329	$1,982	$30,895

Segment operating income (loss)	$1,744	$4,379	$(865)	$5,258
Corporate expenses				(4,715)
Acquisition-related costs				(198)
Amortization of intangible assets				(230)
Operating income				$115

	Roadway	Transportation	Ag & Weather	Iteris, Inc.
Three Months Ended March 31, 2019
Product revenues	$11,327	$1,482	$-	$12,809
Service revenues	94	11,457	1,731	13,282
Total revenues	$11,421	$12,939	$1,731	$26,091

Segment operating income (loss)	$1,548	$1,631	$(1,155)	$2,024
Corporate expenses				(4,405)
Amortization of intangible assets				(84)
Operating loss				$(2,465)

	Roadway	Transportation	Ag & Weather	Iteris, Inc.
Twelve Months Ended March 31, 2020
Product revenues	$49,082	$5,925	$-	$55,007
Service revenues	288	52,108	6,714	59,110
Total revenues	$49,370	$58,033	$6,714	$114,117

Segment operating income (loss)	$7,787	$10,556	$(3,852)	$14,491
Corporate expenses				(18,472)
Acquisition-related costs				(1,238)
Amortization of intangible assets				(757)
Operating loss				$(5,976)

	Roadway	Transportation	Ag & Weather	Iteris, Inc.
Twelve Months Ended March 31, 2019
Product revenues	$43,253	$4,974	$-	$48,227
Service revenues	239	44,841	5,816	50,896
Total revenues	$43,492	$49,815	$5,816	$99,123

Segment operating income (loss)	$7,011	$5,907	$(5,024)	$7,894
Corporate expenses				(15,578)
Amortization of intangible assets				(275)
Operating loss				$(7,959)

ITERIS, INC.

Non-GAAP Financial Measures and Reconciliation

In addition to results presented in accordance with GAAP, the Company has included the following non-GAAP financial measures in this release: non-GAAP net income (loss) and non-GAAP basic and diluted net income (loss) per share. These non-GAAP financial measures exclude the following items: (a) stock-based compensation; (b) depreciation; (c) amortization; (d) the costs associated with the acquisition of Albeck Gerken, Inc.; (e) executive severance and transition costs; (f) the estimated tax effect of the foregoing non-GAAP adjustments.

Iteris believes that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Iteris’ management believes that the use of these non-GAAP financial measures provides consistency and comparability among and between results from prior periods or forecasts and future prospects, and also facilitates comparisons with other companies in its industry. The company’s management believes that the exclusion of the items described above provides insight into core operating results, the ability to generate cash and underlying business trends affecting performance. Iteris has chosen to provide this information to investors to enable them to perform additional analysis of past, present and future operating performance, and as a supplemental means to evaluate ongoing core operations.

Management uses certain non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies' financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Details of the items excluded from GAAP financial results in calculating non-GAAP financial measures and explanatory footnotes are as follows:

a)	Iteris excludes stock-based compensation expenses from its non-GAAP financial measures primarily because they are non-cash expenses and management finds it useful to exclude certain non-cash charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC Topic 718, Iteris believes excluding stock-based compensation expenses allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies.

b)	Iteris excludes depreciation expenses from its non-GAAP financial measures. Management finds it useful to exclude these charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods.

c)	Iteris incurs amortization of developed technology and purchased intangibles in connection with acquisitions of certain businesses and technologies. Amortization of developed technologies and purchased intangibles is inconsistent in amount and frequency, and is significantly affected by the timing and size of our developments and acquisitions. Management finds it useful to exclude these variable charges from our cost of revenues and operating expenses to assist in budgeting, planning and forecasting future periods. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of developed technologies and purchased intangible assets will recur in future periods.

d)	The amount includes legal, audit, and valuation costs associated with the acquisition of Albeck Gerken, as well as salaries expense related to retention agreements with certain AGI employees. These costs are non-recurring in nature.

e)	This amount represents non-recurring costs associated with severance and the transition of the Chief Financial Officer position.

f)	The amount represents the estimated income tax effect of the non-GAAP adjustments. The tax effect of non-GAAP adjustments for the three and twelve months ended March 31, 2020 and 2019 were calculated by applying an estimated tax rate of 1% to each specific non-GAAP item, due to the impact of the valuation allowance on our effective tax rate in those years.

In addition to the above non-GAAP financial measures, the Company has included net bookings and backlog figures in this release. Net bookings is an operational measure representing the total dollar value of all definitive contracts executed during the period, net of cancellations of previously authorized contract funding. Backlog is an operational measure representing future unearned revenue amounts believed to be firm that are to be earned under our existing agreements and are not included in deferred revenue on our unaudited condensed consolidated balance sheets. Backlog does not include announced orders for which definitive contracts have not been executed. We believe net bookings and backlog are useful metrics for investors, given its relevance to total orders.

Iteris, Inc.
Schedule Reconciling GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)
($ in thousands, except per share amounts)
(unaudited)

	For the Three Months Ended March 31,
	2020	2019
GAAP net income (loss)	$217	$(2,432)

GAAP net income (loss) per share - basic	$0.01	$(0.07)

GAAP net income (loss) per share - diluted	$0.01	$(0.07)
The non-GAAP amounts have been adjusted to exclude the following items:

Excluded from cost of revenues Amortization (c)	$203	$218

Excluded from operating expenses
Stock based compensation (a)	$736	$601
Depreciation (b)	214	192
Amortization (c)	230	84
Acquisition-related costs (d )	198	-
Total excluded from operating expenses	$1,378	$877

Total excluded operating income (loss)	$1,581	$1,095

Income tax effect on non-GAAP adjustments (f)	(16)	(11)

Total excluded from operating expenses after income tax effect	$1,565	$1,084

Non-GAAP net income (loss)	$1,782	$(1,348)

Non-GAAP net income (loss) per share - basic	$0.04	$(0.04)

Non-GAAP net income (loss) per share - diluted	$0.04	$(0.04)

(a) - (f) See corresponding footnotes above.

Iteris, Inc.
Schedule Reconciling GAAP Net Loss to Non-GAAP Net Income (Loss)
($ in thousands, except per share amounts) (unaudited)

	For the Twelve Months Ended March 31,
	2020	2019
GAAP net loss	$(5,610)	$(7,816)

GAAP net income (loss) per share - basic	$(0.14)	$(0.23)

GAAP net income (loss) per share - diluted	$(0.14)	$(0.23)

The non-GAAP amounts have been adjusted to exclude the following items:

Excluded from cost of revenues Amortization (c)	$735	$850

Excluded from operating expenses
Stock based compensation (a)	$2,785	$2,156
Depreciation (b)	848	851
Amortization (c)	757	275
Acquisition-related costs (d )	1,238	-
Executive severance and transition costs (e)	553	-
Total excluded from operating expenses	$6,181	$3,282

Total excluded operating loss	$6,916	$4,132

Income tax effect on non-GAAP adjustments (f)	69	(41)

Total excluded from operating expenses after income tax effect	$6,847	$4,091

Non-GAAP net income (loss)	$1,237	$(3,725)

Non-GAAP net income (loss) per share - basic	$0.03	$(0.11)

Non-GAAP net income (loss) per share - diluted	$0.03	$(0.11)

(a) - (f) See corresponding footnotes above.